Exhibit 10.2

AGREEMENT OF AMENDMENT

Dated as of June 30, 2005

Reference is made to that certain Purchase and Sale Agreement dated as of December 21, 2000 (as from time to time amended prior to the date hereof, the “Purchase Agreement”) among Federated Investors Management Company (the “Transferor”), Federated Securities Corp. (the “Distributor”), Federated Funding 1997-1, Inc. (the “Seller”), Federated Investors, Inc. (the “Parent”), Citibank, N.A., as purchaser (the “Purchaser”), and Citicorp North America, Inc., as program agent (the “Program Agent”).

WHEREAS, as a result of FSP EITF 85-24-1 (the “FSP”) posted on March 11, 2005 by the Financial Accounting Standards Board, certain of the provisions set forth in the Purchase Agreement may lead to a conclusion that Seller has not sold the Purchased Receivables for purposes of GAAP, unless the Purchase Agreement is amended prior to June 30, 2005 with retroactive effect to December 21, 2000;

WHEREAS, the Purchaser is not able to agree to the removal of any provisions from the Purchase Agreement with retroactive effect, but is willing to move certain provisions of the Purchase Agreement so that such provisions are no longer the obligations of the Distributor, and to confirm that such provisions are the obligations of the Parent; and

WHEREAS, the parties to this Agreement of Amendment desire to amend the Purchase Agreement with retroactive effect to December 21, 2000 as set forth below in order to eliminate the effect of the FSP on the separate financial statements of the Distributor;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the parties hereto agree as follows:

Section 1. Defined Terms.

Capitalized terms used and not defined herein shall have the meanings assigned to them in the Purchase Agreement.

Section 2. Amendments to the Purchase Agreement.

The parties hereto agree that, effective as of the date hereof, the Purchase Agreement is hereby amended with retroactive effect to December 21, 2000 as follows:

(a) Section 5.01(s) of the Purchase Agreement is hereby amended by replacing the language set forth therein with the language “[INTENTIONALLY OMITTED]”.

(b) Section 5.02 of the Purchase Agreement is hereby amended by deleting the word “and” set forth at the end of clause (j) thereto, by replacing the “.” set forth at the end of clause (k) thereto with “; and”, and by adding the following language as clause (l) thereto:

“(l) not take any action, and shall not permit any Affiliate to take any action, to cancel, terminate, amend, supplement, modify or waive any of the provisions of any Distribution Agreement, any Principal Shareholder Servicer’s Agreement, any Shareholder Servicer’s Agreement, any Distribution Plan, the Conversion Features or the CDSC arrangements applicable to the holders of any Shares of any Fund (including by way of allowing Free Redemptions in respect of Shares of any Fund under circumstances not required by the Prospectus of such Fund in effect on the date of this Agreement or by the Systematic Withdrawal Program or by allowing Free Redemptions which are not Permitted Free Exchanges), or request, consent or agree to any such cancellation, termination, amendment, supplement, modification or waiver, except with the prior written consent of the Program Agent, except that it may, and may permit an Affiliate to, from time to time waive a CDSC that becomes payable provided it pays in accordance with the Program Servicing Procedures an amount to the Purchaser equal to the CDSC to which such Purchaser would have been entitled.”

(c) Section 5.03 of the Purchase Agreement is hereby amended by deleting the word “and” set forth at the end of clause (f) thereto, by replacing the “.” set forth at the end of clause (g) thereto with “; and”, and by adding the following language as clause (h) thereto:

“(h) not take any unilateral action (it being understood that this covenant is not intended to modify Section 5.02(d)) to cancel, terminate, amend, supplement, modify or waive any of the provisions of any Distribution Agreement, any Principal Shareholder Servicer’s Agreement, any Shareholder Servicer’s Agreement, any Distribution Plan, the Conversion Features or the CDSC arrangements applicable to the holders of any Shares of any Fund (including by way of allowing Free Redemptions in respect of Shares of any Fund under circumstances not required by the Prospectus of such Fund in effect on the date of this Agreement or by the Systematic Withdrawal Program or by allowing Free Redemptions which are not Permitted Free Exchanges), except that it may from time to time waive a CDSC that becomes payable provided it pays in accordance with the Program Servicing Procedures an amount to the Purchaser equal to the CDSC to which such Purchaser would have been entitled.”

Section 3. Representations and Warranties.

Each of the Seller the Distributor, the Transferor and the Parent represents and warrants that (i) this Agreement of Amendment has been duly authorized, executed and delivered by it and each of its obligations hereunder constitute its legal, valid and binding obligation enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws and any other similar laws affecting the rights and remedies of creditors generally and by equitable principles, (ii) immediately after giving effect to this Agreement of Amendment and the transactions contemplated hereunder, its representations and warranties set forth in the Program Documents will be true and correct, and (iii) no Event of Termination or event which, with the giving of notice, or passage of time, or both would constitute an Event of Termination has occurred or will result from this Agreement of Amendment.

Section 4. Miscellaneous.

This Agreement of Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

THIS AGREEMENT OF AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

CITICORP NORTH AMERICA, INC., as Program Agent		CITIBANK, N.A., as Purchaser

By:	/s/ Kenneth McDermott	By:	/s/ Kenneth McDermott
Name:		Name:
Title:		Title:

FEDERATED INVESTORS MANAGEMENT, COMPANY, as Transferor		FEDERATED SECURITIES CORP., as Distributor, Principal Shareholder Servicer and Servicer

By:	/s/ Raymond J. Hanley	By:	/s/ Raymond J. Hanley
Name:	Raymond J. Hanley	Name:	Raymond J. Hanley
Title:	Senior Vice President	Title:	Vice President

FEDERATED FUNDING 1997-1, INC., as Seller		FEDERATED INVESTORS, INC., as Parent

By:	/s/ Raymond J. Hanley	By:	/s/ Thomas R. Donahue
Name:	Raymond J. Hanley	Name:	Thomas R. Donahue
Title:	Vice President	Title:	Vice President